Exhibit 99.1

Bonanza Goldfields President and CEO Stepping Down, Citing Personal Reasons

PHOENIX, AZ, Aug 29, 2011 (MARKETWIRE via COMTEX) -- Bonanza Goldfields Corp. (PINKSHEETS: BONZ) ("Bonanza" or the "Company") today announced David Janney has decided to step down as President effective immediately, citing personal reasons. Mr. Janney will step down from his CEO position once Bonanza's year end statements and filings with the Securities and Exchange Commission are complete. He will remain as a member of the Board of Directors of the Company.

In a statement to the board, Janney said, "Although I would very much like to continue leading our outstanding team, due to recent changes I have made the decision to step down to spend more time with my family."

Scott G. Geisler will take over as President. A consummate entrepreneur, Geisler has over 20 years experience in finance, closing over $100 million in property transactions, and has built effective deal origination teams. Geisler is a Bonanza Goldfields early private investor. He is currently President of International Gold Mining Reserve Corporation, a private venture owning 1000 acres in the historic Shoshone Mining District, which was in operation until 1957 by Anaconda Copper Mining Company with reported production of 3,300,000 oz/Ag, 52,800 oz/Au, as well as significant copper, lead, and zinc.

Commenting on his appointment, Geisler said, "David Janney has assembled outstanding assets and personnel. The region in which Bonanza is operating has historical proven results, and I look forward to bringing in the resources necessary to see Mr. Janney's vision come to fruition."

Learn more about Bonanza Goldfields Corp: www.bonanzagoldfields.com

Notice Regarding Forward-Looking Statements

This news release contains "forward-looking statements" as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things, the development, costs and results of our exploration program at our properties and any anticipated future production. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with mining exploration companies. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our annual report on Form 10-K for the most recent fiscal year, our quarterly reports on Form 10-Q and other periodic reports filed from time-to-time with the Securities and Exchange Commission.

ON BEHALF OF THE BOARD--

David Janney Chief Executive Officer Bonanza Goldfields Corporation
www.bonanzagoldfields.com

Contact:
Steven Ragan
VP of Corporate Communications
720-446-6087

SOURCE: Bonanza Goldfields Corporation
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